Exhibit 10.36

                      2004

TELEWEST COMMUNICATIONS PLC

TELEWEST GLOBAL, INC.

TELEWEST UK LIMITED

FORM OF TRANSFER AGREEMENT

[GRAPHIC]

PART A DETAILS OF LEASEHOLD PROPERTY	28

PART B DETAILS OF GUARANTEES	29

PART C ASSIGNMENT OF LEASEHOLD PROPERTY AND SUBSTITUTION OF TCN OR TELEWEST LIMITED FOR THE VENDOR IN RELATION TO THE GUARANTEES	30

SCHEDULE 4 EXCLUDED ASSETS	31

SCHEDULE 5 REGISTERED RIGHTS	32

PART A	32

PART B	33

SCHEDULE 6 LIST OF ADVISERS	34

SCHEDULE 7 APPORTIONMENT	36

SCHEDULE 8 CONTRACTS TO BE NOVATED	37

PART A	37

PART B	38

SCHEDULE 9 EXCLUDED LIABILITIES	39

SCHEDULE 10 INTRA-GROUP LOANS	40

SCHEDULE 11 FORM OF NOVATION AGREEMENT	41

SCHEDULE 12 FORM OF NOTICE OF ASSIGNMENT	45

THIS AGREEMENT is made on                       2004

BETWEEN

(1)	TELEWEST COMMUNICATIONS PLC whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (the Vendor);

(2)	TELEWEST GLOBAL, INC., a corporation organized under the laws of the State of Delaware, the address of whose office is c/o CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801, United States of America (New Telewest); and

(3)	TELEWEST UK LIMITED whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (Telewest UK).

WHEREAS

(A) It is intended to implement a restructuring of the Vendor and Telewest Jersey (the Financial Restructuring)comprising, among other things, the following steps:

(a)	the Vendor will transfer the Business (as defined below) to Telewest UK, subject, for the avoidance of doubt, to the interests of and encumbrances created in favour of the Beneficiaries under the Security Documents;

(b)	the Vendor will enter into a creditors’ scheme of arrangement pursuant to section 425 of the Act (the Scheme);

(c)	Telewest Jersey will enter into creditors’ schemes of arrangement pursuant to section 425 of the Act and article 125 of the Jersey Act (the Jersey Scheme);

(d)	pursuant to the Scheme all Scheme Claims will be discharged and fully paid and non-assessable shares of the common stock, par value $0.01 per share, of New Telewest will be distributed to Scheme Creditors; and

(e)	both the Vendor and Telewest Jersey intend to go into solvent liquidation.

(B) Telewest Jersey as at the date of this Agreement is a wholly-owned subsidiary of the Vendor.

(C) New Telewest as at the date of this Agreement is a wholly-owned subsidiary of the Vendor.

(D) Telewest UK as at the date of this Agreement is a wholly-owned subsidiary of New Telewest.

(E) The Vendor has agreed to transfer and Telewest UK has agreed to acquire the Business for the consideration and upon the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2 The headings in this Agreement shall not affect its interpretation.

1.3 The Schedules comprise schedules to this Agreement and form part of this Agreement.

2.	AGREEMENT TO TRANSFER AND PRICE

2.1 The Vendor shall transfer the Business, and Telewest UK shall acquire and take over the Business, as a going concern with effect from the Completion Date.

2.2 In consideration of the Vendor fulfilling its obligations under clauses 2.1 and 6, Telewest UK, as acquiror, shall at Completion:

(a)	assume responsibility for the satisfaction (and, as may be necessary, payment and discharge) of all the Liabilities; and

(b)	allot and issue to New Telewest 99 shares of £1 each in the capital of Telewest UK credited as fully paid-up,

and New Telewest shall issue to the Escrow Agent 245,000,000 (or such other number as New Telewest shall agree with the Vendor in advance of the Completion Date) fully paid and non-assessable shares of common stock, par value $0.01 per share, of New Telewest, such issue to be conditional on the occurrence of the Effective Date.

2.3 The consideration referred to in clause 2.2 shall be apportioned between the Business Assets, the Trade Marks, the Domain Names and the Goodwill as set out in Schedule 7.

2.4 Each party hereby agrees that, notwithstanding the transfer envisaged in this clause 2, the Business Assets shall be transferred subject to the security described in the Security Documents and there shall be no release of the Business Assets from all or any part of that security.

3.	CONDITIONS PRECEDENT

3.1 Completion shall be conditional upon:

(a)	the Vendor notifying New Telewest and Telewest UK that the Vendor expects to satisfy all of the conditions to delivering an office copy of the Order to the Registrar of Companies within two Business Days of such notification; and

(b)	the Senior Lenders having granted any and all consents and waivers required under the Senior Secured Credit Facility Agreement and the related security documentation for the Vendor to transfer the Business under this Agreement.

3.2 If the Conditions Precedent have not been satisfied by the later of (i) the date that is 90 days after the date of the Commitment Letter; or (ii) the date that is 60 days after the date of any vote by creditors to approve the Scheme and the Jersey Scheme, subject to such vote occurring on or before the date that is 75 days after the date of the Commitment Letter (or such later date as the parties may agree), this Agreement shall automatically terminate and no party shall have any claim of any nature whatsoever against any other party under or in respect of this Agreement.

4.	COMPLETION

4.1 Completion shall take place immediately following the fulfilment of the Conditions Precedent when the events set out in clauses 4.2 and 4.3 shall take place.

4.2 On Completion, the Vendor shall cause to be delivered or made available to Telewest UK or held to Telewest UK’s order save to the extent such documents are not already held by the Security Trustee pursuant to the terms of the Security Documents:

(a)	such documents as Telewest UK may require to complete the sale and purchase of the Business Assets (including, but not limited to, the Vendor’s interest in the Leasehold Property and the Subsidiaries); and

(b)	such of the Business Assets as are tangible.

4.3 On completion Telewest UK shall allot and issue to New Telewest, credited as fully paid-up, 99 shares of £1 each in the capital of Telewest UK and deliver to New Telewest a share certificate in respect thereof.

4.4 Conditional on, and immediately upon, the occurrence of the Effective Date, New Telewest shall issue to the Escrow Agent 245,000,000 (or such other number as New Telewest shall agree with the Vendor in advance of the Completion Date) fully paid and non-assessable shares of the common stock, par value $0.01 per share, of New Telewest to be held pursuant to the terms of the Escrow Agent Agreement for the benefit of the Vendor’s shareholders and the Scheme Creditors pursuant to the Scheme.

4.5 If and to the extent that any documents of transfer are not available at Completion, the parties shall arrange for appropriate transfer documents to be prepared and completed as soon as practicable after Completion.

5.	TITLE AND SUPPLEMENTARY PROVISIONS

5.1 Subject to clause 5.2 below, beneficial ownership and risk in respect of the Business Assets shall pass to Telewest UK on Completion. Title to all Business Assets which can be transferred by delivery shall pass on delivery and such delivery shall be deemed to take place at the Vendor’s registered office (or at such other place as the parties may agree) on Completion.

5.2 Insofar as the Business Assets comprise the benefit of Claims and the benefit (subject to the burden) of Contracts which cannot effectively be assigned or transferred by the Vendor to Telewest UK (or its nominee) except by agreements of novation or without obtaining a consent, an approval, a waiver or the like from a third party (Consents) including, without limitation, the Contracts listed in Part B of Schedule 8:

(a)	the Vendor shall take all reasonable steps to procure that such Contracts are novated or such Claims are assigned to Telewest UK, TCN or Telewest Limited (as the case may be) as and to the extent identified in Part B of Schedule 8 or the necessary Consents obtained and Telewest UK shall, and shall procure that TCN and Telewest Limited shall, co-operate with the Vendor for such purpose;

(b)	unless or until each of such Contracts or Claims shall have been so novated or assigned or any necessary Consent obtained, the Vendor shall from the date of Completion receive and hold the benefit of the relevant Contract or Claim as trustee on trust for Telewest UK, TCN or Telewest Limited (as the case may be) and shall pay to Telewest UK, TCN or Telewest Limited (as the case may be) (as directed by Telewest UK) promptly upon receipt any sums received by it under any such Contract or pursuant to any such Claim; and

(c)	Telewest UK shall (at Telewest UK’s cost), and shall procure that TCN and Telewest Limited shall (at the cost of TCN or, as applicable, Telewest Limited), from the Completion Date assist the Vendor to perform all the obligations of the Vendor under any such Contracts which are to be transferred to each of them as and to the extent identified in Part B of Schedule 8.

If any necessary Consent is not obtained within 3 months after the Completion Date or is refused and the procedure set out in this clause 5.2 does not enable the full benefit of any Contract to be enjoyed by Telewest UK, TCN or Telewest Limited (as the case may be) after Completion, the Vendor and Telewest UK shall use all reasonable endeavours to achieve an alternative solution pursuant to which (i) Telewest UK, TCN or Telewest Limited (as the case may be) shall receive the full benefit of that Contract and assume the associated obligations; and (ii) the Vendor is released from such associated obligations.

6.	TRADE MARKS, DOMAIN NAMES AND GOODWILL

6.1 The Vendor shall assign to TCN, with effect from the Completion Date, subject to the terms and conditions of any licenses granted to third parties, all rights, title and interest in and to the Trade Marks and the Domain Names, including:

(a)	all statutory and common law rights attaching to the Trade Marks, together with the Goodwill; and

(b)	the right to sue (and to retain damages recovered) in respect of any infringement or unauthorised use of any of the Trade Marks which may have occurred before the Completion Date.

6.2 The Vendor agrees to perform (or procure the performance of) all acts and things, and to make any filings and to give any notifications (or procure the making of any filings or giving of any notifications), and to execute and deliver (or procure the execution and delivery of) any documents required to effect the assignment to TCN of the Trade Marks and of all the rights of the Vendor to the Domain Names (including, for the avoidance of doubt, an assignment agreement substantially in the form as set out in Schedule 13).

7.	INTRA-GROUP LOANS AND TCN RECEIVABLE

7.1 The Vendor and Telewest UK shall, and the Vendor shall procure that Flextech Limited, Fleximedia Limited and Telewest Communications Holdco Limited respectively shall, enter into novation agreements substantially in the form as set out in Schedule 11 to novate each of the Intra-group Loans to Telewest UK with effect from the Completion Date.

7.2 Immediately following Completion the Vendor shall serve a notice of assignment substantially in the form as set out in Schedule 12 on TCN notifying TCN of the assignment of the TCN Receivable to Telewest UK.

8.	EXPENSES FUND

8.1 The Vendor, New Telewest and Telewest UK hereby agree that the Vendor shall as at the Completion Date retain any cash held by the Vendor immediately prior to Completion as the Expenses Fund to be held on the terms set out in the remainder of this clause 8.

8.2 The Vendor hereby declares that as from the Completion Date it shall hold the Expenses Fund and all moneys from time to time credited to the Designated Account in respect of the Expenses Fund (including any interest which accrues on the Expenses Fund and, for the avoidance of doubt, any amounts received by the Vendor at any time after the Completion Date including, without limitation, in respect of repayments of taxes or in respect of any Debtors but excluding, for the avoidance of doubt, any amounts received by the Vendor in respect of a Contract or Claim the benefit of which the Vendor holds on trust for TCN or Telewest Limited pursuant to clause 5.2(b)) upon trust for Telewest UK absolutely on, and subject to, the terms of this clause 8 and for no other purpose whatsoever.

8.3 Telewest UK hereby irrevocably directs the Vendor, and the Vendor hereby acknowledges such direction, to apply the Expenses Fund held by it pursuant to clause 8.2 above as follows:

(a)	to pay on demand such sums as the Vendor Liquidators may from time to time require in respect or on account of their remuneration, expenses and disbursements (together, in each case, with any VAT thereon) properly incurred in contemplation of, or in relation to, the winding up of the Vendor, subject only to the presentation to Telewest UK of the Vendor Liquidators’ invoices (provided that such invoices are rendered in accordance with any resolution passed by the shareholders of the Vendor in respect of the Vendor Liquidators’ remuneration in accordance with Rule 4.148A of the Insolvency Rules 1986);

(b)

to pay on demand such sums as the Telewest Jersey Liquidators may from time to time require in respect or on account of their remuneration, expenses and disbursements (together, in each case, with any VAT or other applicable sales tax thereon) properly incurred in contemplation of, or in relation to, the winding up of Telewest Jersey, subject only to the presentation to Telewest

UK of the Telewest Jersey Liquidators’ invoices (provided that such invoices are rendered in accordance with any resolution passed by the shareholders of Telewest Jersey in respect of the Telewest Jersey Liquidators’ remuneration in accordance with Article 153 of the Jersey Act);

(c)	to pay on demand such sums as the Creditor Beneficiaries may from time to time require in respect of any costs and expenses owed to such persons by the Vendor or Telewest Jersey (or TCN or Telewest Limited to the extent that any relevant contract with any of the professional advisers or other persons listed in Schedule 6 is either with or has been novated to either of them) subject only to the presentation to Telewest UK and the Vendor or Telewest Jersey (as the case may be) of invoices (provided that such invoices are accompanied by evidence reasonably satisfactory to Telewest UK and the Vendor or Telewest Jersey (as the case may be) that any such costs and expenses are reasonable and have been properly incurred by the relevant Creditor Beneficiary submitting the invoice and that the Vendor, Telewest Jersey, TCN or Telewest Limited is liable to pay such costs and expenses);

(d)	to pay on demand any such other sum as any other creditor (including, for the avoidance of doubt, in respect of any taxation claims) of the Vendor or, as applicable, Telewest Jersey (excluding, for the avoidance of doubt, any Scheme Claim) may from time to time claim from the Vendor or, as applicable, Telewest Jersey, but only to the extent such claims have either been agreed or settled by the Vendor and/or the Vendor Liquidators or, as applicable, Telewest Jersey and/or the Telewest Jersey Liquidators or have been finally determined by a court of competent jurisdiction; and

(e)	to pay any amounts remaining in the Designated Account in respect of the Expenses Fund (together with any interest accrued thereon) to Telewest UK or to such persons as Telewest UK may direct on either: (i) the Business Day immediately preceding the date on which the Liquidators intend to file their final return; or (ii) the date that is 12 months after the Effective Date, provided that no Liquidators have been appointed during such 12-month-period.

8.4 Telewest UK hereby authorises the Vendor to invest the Expenses Fund in such interest bearing account as the Vendor, in its sole discretion, may deem appropriate provided that the Expenses Fund shall be available to pay the sums directed to be paid under clause 8.3(a) to (d) above.

8.5 For the term of the Senior Secured Credit Facility Agreement and the Proposed Amended Senior Secured Credit Facility Agreement, Telewest UK shall promptly notify the Agent in writing of the receipt and the amount of any invoice presented to it under clause 8.3(a) to (d) above.

8.6 For the avoidance of doubt, Telewest UK will be paid, and the Vendor undertakes to pay, a distribution of any amounts remaining in the Designated Account in accordance with clause 8.3(e) above only after payment has been made in respect of all sums directed to be paid under clause 8.3(a) to (d) above.

8.7 Telewest UK irrevocably directs and the Vendor hereby acknowledges and agrees that the Vendor shall close the Designated Account after the distribution of any amounts remaining in the Designated Account pursuant to clause 8.3(e).

9.	PROPERTIES AND GUARANTEES

Part C of Schedule 3 shall apply to the assignment of the Leasehold Property and to the substitution of TCN or Telewest Limited (as the case may be) for the Vendor in relation to the Guarantees.

10.	INDEMNITY FOR VENDOR

10.1 In consideration of the Vendor entering into this Agreement, Telewest UK agrees, subject to the occurrence of the Effective Date, to indemnify and keep indemnified (to the fullest extent permitted by law) the Vendor from and against any and all Indemnified Liabilities (excluding, for the avoidance of doubt, any (i) Scheme Claims; (ii) Vendor Shareholder and Bondholder Reorganisation Expenses; and (iii) any other Indemnified Liabilities to the extent paid pursuant to clause 8.3(c) and (d) above), whenever the same may arise or occur, including all claims in respect of Indemnified Liabilities properly admitted for proof in the winding-up of the Vendor (and any interest payable thereon) and the costs and expenses of the winding-up of the Vendor save to the extent paid pursuant to clause 8.3(a).

10.2 For the avoidance of doubt, any payments to be made pursuant to the indemnity in clause 10.1 shall be made by Telewest UK directly to the Vendor Liquidators or any creditor, as applicable. For the avoidance of doubt, no payment made by Telewest UK to the Vendor Liquidators pursuant to the indemnity in clause 10.1 (if any) shall be made to the Designated Account.

10.3 This indemnity shall apply whether or not the winding-up of the Vendor and/or the appointment of the Vendor Liquidators is valid and/or effective.

10.4 Telewest UK shall have no right of recourse against the Vendor for any amounts paid by Telewest UK under the indemnity in clause 10.1 to any person and Telewest UK waives any rights of recourse against the Vendor under that indemnity.

10.5 The Vendor or the Vendor Liquidators (so far as it is not inconsistent with the performance of the Vendor Liquidators’ duties under the Insolvency Legislation) shall as soon as reasonably practicable give notice to Telewest UK of any proof of debt or claim received by the Vendor or the Vendor Liquidators. Within seven days of Telewest UK receiving such notice of the proof of debt or claim, Telewest UK shall inform the Vendor or the Vendor Liquidators if, in its opinion, Telewest UK believes that the amount of the claim the subject of the proof of debt or claim ought to be disputed. Without prejudice to their powers and duties under the Insolvency Legislation, the Vendor Liquidators shall consider Telewest UK’s opinion and may, if they consider appropriate in view of the powers, duties and discretions given to them under the Insolvency Legislation, require the creditor who has submitted the proof of debt or claim to produce further evidence or may, in their sole discretion, reject the proof of debt or claim and defend any appeal instigated by the creditor. Without prejudice to the provisions of clause 8, Telewest UK undertakes to be responsible for the costs of the Vendor and the Vendor Liquidators in considering Telewest UK’s opinion in the admission or rejection of such proof of debt or claim and any subsequent appeals in relation to the rejection of such proof of debt or claim. For the avoidance of doubt, any payments made pursuant to the preceding sentence shall be made by Telewest UK directly to the Vendor Liquidators. For the avoidance of doubt, upon an order relating to Indemnified Liabilities being made in respect of any appeal, Telewest UK shall upon any demand pay in full such sum that is ordered to be paid in the winding-up of the Vendor or by the Vendor Liquidators and any interest thereon (directly to the Vendor Liquidators or any creditor, as applicable).

10.6 For the term of the Senior Secured Credit Facility Agreement and the Proposed Amended Senior Secured Credit Facility Agreement, Telewest UK shall, as soon as reasonably practicable, notify the Agent of any proof of debt or claim being rejected and keep the Agent informed of the status and result of any appeal under clause 10.5.

10.7 For the avoidance of doubt, any failure or refusal by the Vendor or the Vendor Liquidators to comply with the provisions of clause 10.5 shall not invalidate the indemnity in clause 10.1 or enable Telewest UK to refuse to meet its obligations under that indemnity.

10.8 All payments to be made by Telewest UK under the indemnity in clause 10.1 shall be made in full without any set off, deduction, withholding, counter claim or similar.

11.	INDEMNITY FOR TELEWEST JERSEY

11.1 Telewest UK, subject to the occurrence of the Effective Date, further agrees to indemnify and keep indemnified (to the fullest extent permitted by law) Telewest Jersey from and against any and all Indemnified Liabilities (excluding, for the avoidance of doubt, any (i) Scheme Claims; (ii) Vendor Shareholder and Bondholder Reorganisation Expenses; and (iii) any other Indemnified Liabilities to the extent paid pursuant to clause 8.3(c) and (d) above), whenever the same may arise or occur, including all claims in respect of Indemnified Liabilities properly admitted for proof in the winding-up of Telewest Jersey (and any interest payable thereon) and the costs and expenses of the winding-up of Telewest Jersey save to the extent paid pursuant to clause 8.3(b).

11.2 For the avoidance of doubt, any payments to be made pursuant to the indemnity in clause 11.1 shall be made by Telewest UK directly to the Telewest Jersey Liquidators or any creditor, as applicable. For the avoidance of doubt, no payment made by Telewest UK to the Jersey Liquidators pursuant to the indemnity in clause 11.1 (if any) shall be made to the Designated Account.

11.3 This indemnity shall apply whether or not the winding-up of Telewest Jersey and/or the appointment of the Telewest Jersey Liquidators is valid and/or effective.

11.4 Telewest UK shall have no right of recourse against Telewest Jersey for any amounts paid by Telewest UK under the indemnity in clause 11.1 to any person and Telewest UK waives any rights of recourse against Telewest Jersey under that indemnity.

11.5 Telewest Jersey or the Telewest Jersey Liquidators (so far as it is not inconsistent with the performance of the Telewest Jersey Liquidators’ duties under the Insolvency Legislation) shall as soon as reasonably practicable give notice to Telewest UK of any proof of debt or claim received by Telewest Jersey or the Telewest Jersey Liquidators. Within seven days of Telewest UK receiving such notice of the proof of debt or claim, Telewest UK shall inform Telewest Jersey or the Telewest Jersey Liquidators if, in its opinion, Telewest UK believes that the amount of the claim the subject of the proof of debt or claim ought to be disputed. Without prejudice to their powers and duties under the Insolvency Legislation, the Telewest Jersey Liquidators shall consider Telewest UK’s opinion and may, if they consider appropriate in view of the powers, duties and discretion given to them under the Insolvency Legislation, require the creditor who has submitted the proof of debt or claim to produce further evidence or may, in their sole discretion, reject the proof of debt or claim and defend any appeal instigated by the creditor. Without prejudice to the provisions of clause 8, Telewest UK undertakes to be responsible for the costs of Telewest Jersey and the Telewest Jersey Liquidators in considering Telewest UK’s opinion in the admission or rejection of any proof of debt or claim and any subsequent appeals in relation to the rejection of such proof of debt or claim. For the avoidance of doubt, any payments made pursuant to the preceding sentence shall be made by Telewest UK to the Jersey Liquidators. For the avoidance of doubt, upon an order relating to Indemnified Liabilities being made in respect of any appeal, Telewest UK shall upon demand pay in full such sum that is ordered to be paid in the winding-up of Telewest Jersey or by the Telewest Jersey Liquidators and any interest thereon (directly to the Telewest Jersey Liquidators or any creditor, as applicable).

11.7 For the avoidance of doubt, any failure or refusal by Telewest Jersey or the Telewest Jersey Liquidators to comply with the provisions of clause 11.5 shall not invalidate the indemnity in clause 11.1 or enable Telewest UK to refuse to meet its obligations under that indemnity.

11.8 All payments to be made by Telewest UK under the indemnity in clause 11.1 shall be made in full without any set off, deduction, withholding, counter claim or similar.

12.	TRANSFER TAXES

Telewest UK shall discharge all UK transfer, documentary and registration duties and taxes (including, for the avoidance of doubt, stamp duty, stamp duty land tax and stamp duty reserve tax) and all US transfer, documentary and registration duties or taxes, if any, which arise or become payable in connection with the transfer of the Business (and the Trade Marks, the Domain Names and the Goodwill) pursuant to this Agreement. For the avoidance of doubt, in no event shall Telewest UK be liable to discharge any Vendor Shareholder and Bondholder Reorganisation Expenses pursuant to this clause 12.

13.	VAT

13.1 In the event that VAT is chargeable on any of the assets transferred pursuant to this Agreement, the Vendor shall issue a VAT invoice to Telewest UK in respect of such asset(s). Telewest UK shall pay to H.M. Customs & Excise on account of the Vendor’s liability to pay and account for output tax an amount equal to any VAT due under such invoice in cleared funds on or before the date on which the Vendor is required to account for the VAT as output tax to H.M. Customs & Excise provided that, if the Vendor issues the VAT invoice more than a month after the end of the VAT quarter in which the transfer of the relevant asset(s) occurred, Telewest UK shall pay to H.M. Customs & Excise on account of the Vendor’s liability to pay and account for output tax an amount equal to any VAT due within two Business Days of the date on which the invoice is issued.

13.2 The Vendor shall be entitled prior to Completion to elect in accordance with paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 to waive the exemption from VAT in respect of the Leasehold Property. In the event that the Vendor intends to make such an election, it will notify Telewest UK of such an intention.

14.	TAX CONDUCT

14.1 With a view to (a) minimising any liability of the Vendor to make or suffer an actual payment of tax and (b) subject to (a), preserving so far as possible tax reliefs available as at the Effective Date for use by members of the New Telewest Group and in the future, the parties hereby agree as follows.

Section 179A elections

14.2 If, but for any election made pursuant to this clause 14.2:

(a)	the transactions contemplated by this Agreement would result in chargeable gains accruing to members of the New Telewest Group pursuant to section 179 of the TCGA; and

(b)	the Vendor would as at the Effective Date have allowable losses available to it which losses are not required to eliminate or reduce chargeable gains accruing to the Vendor,

the Vendor shall, and New Telewest shall procure that the relevant members of the New Telewest Group shall, enter into such joint elections under section 179A of the TCGA as may be necessary to ensure that chargeable gains equal to the lower of (X) the amount of chargeable gains referred to in sub-paragraph (a) above and (Y) the amount of excess allowable losses referred to in sub-paragraph (b) above are treated as accruing not to the relevant members of the New Telewest Group but to the Vendor.

14.3 If, but for any election made pursuant to this clause 14.3:

(a)	the transactions contemplated by this Agreement would result in allowable losses accruing to members of the New Telewest Group pursuant to section 179 of the TCGA; and

(b)	there would be insufficient allowable losses available to the Vendor as at the Effective Date to eliminate any chargeable gains that have accrued to it (such chargeable gains being, as reduced by any such allowable losses as are available, the Vendor’s net chargeable gains), the Vendor shall, and New Telewest shall procure that the relevant members of the New Telewest Group shall, enter into such joint elections under section 179A of the TCGA as may be necessary to ensure that allowable losses equal to the lower of (X) the amount of allowable losses referred to in sub-paragraph (a) above and (Y) the Vendor’s net chargeable gains are treated as accruing not to the relevant members of the New Telewest Group but to the Vendor.

Group relief

14.4 New Telewest shall procure that each member of the New Telewest Group shall, in respect of the accounting period in which the Effective Date occurs and any prior accounting period, make, give or enter into such claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents) as the Vendor shall validly direct in connection with the surrender of losses or other amounts eligible for surrender by way of group relief (within the meaning of Chapter IV of Part X of ICTA).

14.5 For the avoidance of doubt, New Telewest’s obligations under clause 14.4 shall include an obligation to procure that each member of the New Telewest Group claims to the extent required by the Vendor (for the purposes of increasing the amounts eligible for surrender by any such member of the New Telewest Group by way of group relief) any capital allowances to which it is entitled in accordance with the Capital Allowances Act 2001.

No payment

14.6 No payment shall be made in connection with any election made in accordance with clauses 14.2 or 14.3 or in connection with the surrender of group relief as contemplated by clause 14.4.

15.	WITHHOLDING TAX AND GROSSING UP

15.1 Telewest UK shall pay all sums payable by it under clauses 10 and 11 free and clear of all deductions or withholdings for or on account of tax unless the deduction or withholding is required by law. If a deduction or withholding is so required, Telewest UK shall pay such additional amount as will ensure that the net amount received by the payee equals the full amount which would have been received by it had no such deduction or withholding been required.

15.2 If the party receiving an additional amount pursuant to clause 15.1 receives a credit for or refund of any tax payable by it or similar benefit by reason of the deduction or withholding giving rise to the payment of the additional amount, it shall reimburse to Telewest UK such proportion of the additional amount as it shall reasonably determine leaves it in no better or worse a position than it would have been in if the relevant deduction or withholding had not been required.

15.3 If any tax authority brings into charge to tax any sum paid by Telewest UK under clauses 10 or 11, then Telewest UK shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under clauses 10 or 11.

16.	US TAX

16.1 The parties intend the Transaction to constitute steps in a single plan of reorganisation of the Vendor and Telewest Jersey qualifying as a “reorganisation” within the meaning of section 368(a)(1)(C) of the US Internal Revenue Code of 1986, as amended.

16.2 The Vendor shall take no action that would cause Telewest Jersey, TCN or Telewest Limited to be regarded as a corporation or other business entity for US federal income tax purposes.

16.3 Each of New Telewest and Telewest UK shall take no action that would cause New Telewest or Telewest UK to be regarded other than as a corporation for US federal income tax purposes.

16.4 Each of New Telewest and Telewest UK shall take no action that would cause Telewest UK to be regarded other than as resident in the UK for tax purposes.

17.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Business (and the Trade Marks, the Domain Names and the Goodwill). It is agreed that:

(a)	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

(b)	all terms and conditions which are implied under the Sale of Goods Act in a contract of sale of goods to which that Act applies are expressly excluded from the sale and purchase under this Agreement, save that this clause shall not exclude any liability under section 12 of the Sale of Goods Act;

(c)	a party may claim in contract for breach of this Agreement but shall have no claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party; and

(d)	this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

18.	NOTICES

18.1 Any notice or other communication to be given by any party to any other party under, or in connection with, this Agreement or the indemnities set out in clauses 10 and 11 of this Agreement shall be in writing and signed by or on behalf of the party giving it. For the avoidance of doubt, notices under, or in connection with this Agreement or the indemnities set out in clauses 10 and 11 shall not be validly served, if sent by email. It shall be served by sending it by fax to the number set out in clause 18.2, or delivering it by hand or internationally recognised courier service, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 18.2 and in each case marked for the attention of the relevant party set out in clause 18.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 18). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand or internationally recognised courier service, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of prepaid recorded delivery, special delivery or registered post, at 10.00 am on the second Business Day following the date of posting,

provided that, in each case where delivery by hand or by fax occurs after 5.00 pm on a Business Day, or at any time on a day which is not a Business Day, service shall be deemed to occur at 9.00 am on the next following Business Day.

References to time in this clause are to local time at the address to which the relevant notice is sent.

18.2 The addresses and fax numbers of the parties for the purpose of clause 18.1 are as follows:

The Vendor

Address:	160 Great Portland Street
London W1W 5QA
United Kingdom

Fax:	+44 20 7299 5495

For the attention of:	General Counsel

New Telewest

Address:	c/o CT Corporation System
1209 Orange Street
Wilmington
Delaware 19801
United States of America

For the attention of:	General Counsel

With a copy to:

Address:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
United States of America

Fax:	+1 212 859 4000

For the attention of:	Brad Eric Scheler

Telewest UK

Address:	160 Great Portland Street
London W1W 5QA
United Kingdom

Fax:	+44 20 7299 5495

For the attention of:	General Counsel

With a copy to:

Address:	Fried, Frank, Harris, Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
United Kingdom

Fax:	+44 20 7972 9602

For the attention of:	Timothy Peterson

18.3 A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 18, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

18.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause 18 (or as otherwise notified under it).

19.	WAIVERS

No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

21.	FURTHER ASSURANCE

Each of the parties agrees with all due diligence to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law (or, in the case of the Vendor, as Telewest UK may reasonably require), whether on or after Completion, to implement and/or give effect to this Agreement and the transaction, contemplated by it and for the purpose of vesting in Telewest UK (or TCN or Telewest Limited) the full benefit of the assets, rights and benefits to be transferred to Telewest UK (or at Telewest UK’s direction) under this Agreement.

22.	SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable, then such provision shall (so far as it is invalid, illegal or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid, illegal or unenforceable provision by a valid, legal and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

23.	ASSIGNMENT

23.1 The Vendor shall not be entitled to assign the benefit of this Agreement in whole or in part.

23.2 Subject to clause 23.3, each of New Telewest and Telewest UK shall be entitled to assign the benefit of this Agreement in whole or in part with the prior written consent of Telewest UK or, as applicable, New Telewest. For the avoidance of doubt, the Vendor’s consent shall not be required to any such assignment.

23.3 For the term of the Senior Secured Credit Facility Agreement and the Proposed Amended Senior Secured Credit Facility Agreement, any assignment under clause 23.2 shall be subject to the prior written consent of the Agent (acting upon the instructions of the Majority Lenders).

24.	RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

24.1 Subject to the other terms and conditions of this Agreement:

(a)	the Vendor Liquidators (once appointed) shall have the right under the Contracts (Rights of Third Parties) Act 1999 (CRTPA) to enforce clauses 8, 10 and 25 of this Agreement;

(b)	Telewest Jersey and the Telewest Jersey Liquidators (once appointed) shall have the right under the CRTPA to enforce clauses 8, 11 and 25 of this Agreement;

(c)	TCN shall have the right under the CRTPA to enforce clauses 5, 6 and 25 of this Agreement;

(d)	Telewest Limited shall have the right under the CRTPA to enforce clauses 5 and 25 of this Agreement; and

(e)	the Agent (acting upon the instructions of the Majority Lenders) shall have the right under the CRTPA to enforce clauses 8.5, 10.6, 11.6, 23.3 and 25 of this Agreement.

24.2 Save as provided in clause 24.1, a person who is not a party to this Agreement shall have no right under the CRTPA to enforce any of its terms.

25.	VARIATION

25.1 Subject to clause 25.2 below, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the direct parties to this Agreement. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

25.2 The parties to this Agreement shall not in any circumstances terminate or rescind or vary this Agreement in any way such as to:

(a)	extinguish the Vendor Liquidators’ right to enforce clauses 8 and 10 and this clause 25 of this Agreement under section 1 of the CRTPA or alter the Vendor Liquidators’ entitlement under that right without the Vendor Liquidators’ prior written consent;

(b)	extinguish the right of Telewest Jersey or the Telewest Jersey Liquidators to enforce clauses 8 and 11 and this clause 25 of this Agreement under section 1 of the CRTPA or alter their entitlement under that right without the prior written consent of Telewest Jersey or the Telewest Jersey Liquidators;

(c)	extinguish the right of TCN to enforce clauses 5 and 6 and this clause 25 of this Agreement under section 1 of the CRTPA or alter TCN’s entitlement under that right without the prior written consent of TCN;

(d)	extinguish the right of Telewest Limited to enforce clause 5 and this clause 25 of this Agreement under section 1 of the CRTPA or alter Telewest Limited’s entitlement under that right without the prior written consent of Telewest Limited; or

(e)	for the term of the Senior Secured Credit Facility Agreement and the Proposed Amended Senior Secured Credit Facility Agreement, extinguish the right of the Agent to enforce 8.5, 10.6, 11.6, 23.3 and this clause 25 of this Agreement under Section 1 of the CRTPA or alter its entitlement under that right without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders).

25.3 This Agreement shall not terminate by reason only of the dissolution or liquidation of the Vendor or Telewest Jersey.

26.	JURISDICTION

26.1 All the parties to this Agreement agree that the courts of England are (subject to clause 26.2 below) to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement.

26.2 Notwithstanding clause 26.1 above, the parties to this Agreement agree that the Liquidators shall retain the right to bring proceedings in any other court which has jurisdiction by virtue of the Convention on Jurisdiction and the Enforcement of Judgments signed on 27 September 1968 (as from time to time amended and extended).

26.3 New Telewest irrevocably waives any objections on the grounds of venue or forum non conveniens to the jurisdiction of the Courts of England or of any other court in which proceedings are brought by the Liquidators under clause 26.2.

26.4 New Telewest shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Corporate Services Limited currently of Fifth Floor, 100 Wood Street, London EC2V 7EX and any claim form, judgment or other notice shall be sufficiently served on New Telewest if delivered to such agent at its address for the time being. New Telewest irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the Vendor requests New Telewest to do so it shall promptly appoint another such agent with an address in England and advise the Vendor. If, following such a request, New Telewest fails within ten Business Days to appoint another agent, the Vendor shall be entitled to appoint one on behalf of New Telewest at the expense of New Telewest.

27.	GOVERNING LAW

This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

AS WITNESS this Agreement has been signed by or on behalf of the parties the day and year first before written.

SCHEDULE 1

DEFINITIONS

Act means the Companies Act 1985, as amended;

Agent has the meaning given to it in the Proposed Amended Senior Secured Credit Facility Agreement;

Bank means [Barclays Bank plc, PO Box 415, 14-16 Queen Street, Bristol BS99 2DG];

Beneficiaries means (a) the Beneficiaries as such term is defined in the Intercreditor Deed and (b) from the Completion Date the New Beneficiaries as such term is defined in the Intercreditor Deed as amended on or about that date;

Business means any and all businesses and activities of the Vendor as at the Completion Date, subject to the interests of and encumbrances created in favour of the Beneficiaries under the Security Documents, including, without limitation, operating as a holding company and the Business Assets (but excluding the Excluded Assets);

Business Assets means all the present and future rights, undertaking and assets of the Vendor (other than the Excluded Assets), subject to the interests of and the encumbrances created in favour of the Beneficiaries under the Security Documents, relating, or attributable, to the Business including, without limitation, the following:

(a)	the shares of the Vendor in the Subsidiaries (together with all rights attaching to them, including any dividend or other distribution declared or paid on or after the date of this Agreement);

(b)	the benefit (subject to the burden) of all Contracts which remain outstanding in whole or in part at the Completion Date;

(c)	(subject to the provisions of Part C of Schedule 3) the Leasehold Property;

(d)	the benefit of all Claims subsisting at the Completion Date or arising at any time thereafter;

(e)	the Debtors;

(f)	cash held at the Completion Date or at any time thereafter (other than cash which constitutes an Excluded Asset as set out at paragraph 3 of Schedule 4);

(g)	the Business IPR; and

(h)	the TCN Receivable;

Business Day means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

Business IPR means all existing Intellectual Property Rights which are owned by the Vendor but excluding the Trade Marks and Domain Names;

Claims means the benefit of all rights and claims of the Vendor arising at any time out of or in connection with the Business (other than the Excluded Claims);

Commitment Letter means the commitment letter entered into on or about         , 2004 between the Vendor, TCN, New Telewest, Telewest UK and the Senior Lenders in respect of the Proposed Amended Senior Secured Credit Facility Agreement;

Completion means completion of the sale and purchase hereunder in accordance with clauses 4.1 to 4.3;

Completion Date means the close of business on the date on which Completion takes place which date shall be prior to the Recapitalisation Supplemental Deed Effective Date;

Conditions Precedent means the conditions specified in clause 3.1;

Consents has the meaning given to it in clause 5.2;

Contracts means all contracts, engagements, licences, guarantees and other commitments (including, for the avoidance of doubt, in respect of any Intellectual Property Rights) and including any intra-group debt commitments which have been entered into or undertaken by or on behalf of the Vendor (other than the Excluded Contracts);

Creditor Beneficiaries means (a) creditors of the Vendor and/or Telewest Jersey in respect of claims relating to the Vendor Shareholder and Bondholder Reorganisation Expenses and (b) the professional advisers and other persons listed in Schedule 6 (and Creditor Beneficiary means each one of them);

CRTPA has the meaning given to it in clause 24.1;

Debtors means amounts due to the Vendor at the Completion Date including in respect of trade debtors, amounts recoverable on contracts, payments in advance, trade bills receivable, prepayments and accrued income (excluding, for the avoidance of doubt, any debtors relating to taxation claims and the TCN Receivable);

Designated Account means the account holding the Expenses Fund;

Domain Names means the internet domain names set out in Part B of Schedule 5;

Employee Share Schemes means the Telewest 1995 (No. 1) Executive Share Option Scheme, the Telewest 1995 (No. 2) Executive Share Option Scheme, the Telewest 1995 Sharesave Scheme, the Telewest Long Term Incentive Plan, the Telewest Equity Participation Plan, the Telewest Restricted Share Scheme, the 1992 Flextech Employee Share Option Scheme, the 1992 Flextech Unapproved Share Option Scheme, the 1995 Flextech Approved Share Option Scheme, the 1995 Flextech Unapproved Share Option Scheme and the Flextech Sharesave Scheme;

Effective Date means the date on which the Vendor delivers an office copy of the Order to the Registrar of Companies for registration;

Escrow Agent means The Bank of New York as appointed by the Vendor and Telewest Jersey pursuant to the Escrow Agent Agreement;

Escrow Agent Agreement means the escrow agent agreement to be entered into on or about • • 2004 between the Vendor, Telewest Jersey, Telewest UK, New Telewest and the Escrow Agent;

Excluded Assets means the assets excluded from the sale and purchase pursuant to this Agreement, being those more specifically detailed in Schedule 4;

Excluded	Claims means:

(a)	the benefit of the rights and claims of the Vendor arising under this Agreement;

(b)	any personal claim which may be brought by a liquidator or administrator under the Insolvency Legislation; and

(c)	claims relating to taxation;

Excluded	Contracts means:

(a)	the lease pursuant to which the Vendor holds the Leasehold Property;

(b)	the letter of appointment of Anthony Stenham to the board of directors of the Vendor dated 1 December 1999, as amended by a letter dated 19 September 2000;

(c)	the letter of appointment of Denise Kingsmill to the board of directors of the Vendor dated 22 June 2001;

(d)	all Contracts in respect of which novation agreements with Telewest UK, TCN or Telewest Limited (as the case may be) have already been entered into on or before the Completion Date including, without limitation, the Contracts listed in Part A of Schedule 8; and

(e)	this Agreement;

Excluded Liabilities means the Liabilities listed in Schedule 9;

Excluded TCN Receivable means an amount of £[•] owed by TCN to the Vendor;

Expenses Fund means the fund to be retained by the Vendor (as trustee) at Completion in accordance with clause 8 of this Agreement in account number [            ] with the Bank at the Bank’s branch at [            ];

Explanatory Statement means the explanatory statement of the Vendor and Telewest Jersey dated on or about • • 2004 required to be furnished to Scheme Creditors pursuant to section 426 of the Act and article 126 of the Jersey Act;

Financial Restructuring has the meaning given to it in Recital (A);

Goodwill means the goodwill of the Vendor in relation to the Vendor’s business (including in relation to the goods and services in respect of which the Trade Marks are registered) together with the exclusive right for Telewest UK to represent itself as carrying on the Vendor’s business in succession to the Vendor;

Guarantees means the guarantees listed in Part B of Schedule 3;

ICTA means the Income and Corporation Taxes Act 1988;

Indemnified Liabilities means any actions, proceedings, claims, demands, costs, damages, losses, expenses, taxes, duties, writs, interest fines, penalties and all other debts, obligations and liabilities (both ascertained and contingent) of the Vendor or, as the context requires, Telewest Jersey at the Completion Date or at any time thereafter (other than the Excluded Liabilities (with the exception of Liabilities in respect of the Employee Share Schemes set out at paragraph 5 of Schedule 9 ));

Insolvency Legislation means the Insolvency Act 1986, the Insolvency Rules 1986, the Enterprise Act 2002 and the Jersey Act, each as amended from time to time, together with all primary and secondary legislation, and case law, relating to the same;

Intellectual Property Rights means patents, trade marks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software and databases) and moral rights, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Intercreditor Deed (a) prior to the Completion Date has the meaning given to it in the Senior Secured Credit Facility Agreement and (b) from the Completion Date has the meaning given to it in the Proposed Amended Senior Secured Credit Facility Agreement;

Intra-group Loans means the loans listed in Schedule 10;

Jersey Act means the Companies (Jersey) Law 1991, as amended;

Jersey Scheme has the meaning given to it in Recital (A);

Leasehold Property means the premises listed in Part A of Schedule 3;

Liabilities means any actions, proceedings, claims, demands, costs, damages, losses, expenses, taxes, duties, writs, interest fines, penalties and all other debts, obligations and liabilities (both ascertained and contingent) of the Vendor at the Completion Date or at any time thereafter (other than the Excluded Liabilities) and including, for the avoidance of doubt, the Intra-group Loans;

Liquidators means the Vendor Liquidators and/or the Telewest Jersey Liquidators, as applicable;

Majority Lenders has the meaning given to it in the Proposed Amended Senior Secured Credit Facility Agreement;

member of the New Telewest Group means any company of which New Telewest is, following the Effective Date, the parent company (within the meaning of section 258(1) of the Act);

Order means the order of the High Court of Justice of England and Wales which sanctions the Scheme;

Proposed Amended Senior Secured Credit Facility Agreement means the Senior Secured Credit Facility Agreement to be amended and restated pursuant to a supplemental deed to be entered into on or about • • 2004 (as from time to time further amended, varied, extended, restated, replaced, refinanced or supplemented (including by any increase in any amounts outstanding thereunder or any change to the parties thereto));

Recapitalisation Supplemental Deed Effective Date has the meaning given to it in the Proposed Amended Senior Secured Credit Facility Agreement;

Registrar of Companies means the registrar of companies within the meaning of the Act;

Sale of Goods Act means the Sale of Goods Act 1979 (as amended by the Sale and Supply of Goods Act 1994);

Scheme has the meaning given to it in Recital (A);

Scheme Claim has the meaning given to it in the Explanatory Statement;

Scheme Creditor has the meaning given to it in the Explanatory Statement;

Security Documents means (a) the Security Documents as such term is defined in the Senior Secured Credit Facility Agreement; and (b) from the Completion Date the Security Documents as such term is defined in the Proposed Amended Senior Secured Credit Facility Agreement;

Security Trustee has the meaning given to it in the Senior Secured Credit Facility Agreement;

Senior Lenders means the lenders under the Senior Secured Credit Facility Agreement;

Senior Secured Credit Facility Agreement means the agreement dated 16 March 2001 for credit facilities of £2 billion together with an institutional facility of up to £250 million made between, inter alios, TCN and the Senior Lenders;

Subsidiaries means the companies listed in Schedule 2;

TCGA means the Taxation of Chargeable Gains Act 1992;

TCN means Telewest Communications Networks Limited whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX;

TCN Receivable means the amounts owed by TCN to the Vendor immediately prior to Completion (other than the Excluded TCN Receivable);

Telewest Jersey means Telewest Finance (Jersey) Limited whose registered office is at Whiteley Chambers, Don Street, St. Helier, Jersey JE4 9WG, Channel Islands;

Telewest Jersey Liquidators means the liquidators appointed to Telewest Jersey from time to time;

Telewest Limited means Telewest Limited whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX;

Trade Marks means the trade marks listed in Part A of Schedule 5;

Transaction means (i) the transfer of substantially all of the assets of the Vendor pursuant to this Agreement; (ii) the issue by New Telewest of shares of New Telewest common stock to the Escrow Agent pursuant to and in accordance with clause 4.4 of this Agreement; and (iii) the compromise and release of the Scheme claims in consideration for the distribution of shares of New Telewest common stock to shareholders of the Vendor and Scheme Creditors pursuant to the Scheme and the Jersey Scheme; and (iv) the solvent liquidation of the vendor and the liquidation of Telewest Jersey;

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland;

US means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

VAT means value added tax as provided for in the Value Added Tax Act 1994 or any similar tax replacing or introduced in addition to the same;

Vendor Liquidators means the liquidators appointed to the Vendor from time to time; and

Vendor Shareholder and Bondholder Reorganisation Expenses means any expenses of the Vendor’s shareholders or the Scheme Creditors incurred in connection with and arising solely as a result of the Transaction and for which the Vendor or Telewest Jersey (as the case may be) is liable.

SCHEDULE 2

SUBSIDIARIES

Telewest Communications Holdco Limited (registered number: 03761983)

Flextech Limited (registered number: 02688411)

Telewest Communications Networks Limited (registered number: 03071086)

SCHEDULE 3

Part A Details of Leasehold Property

1. Lease of premises known as land at Norton Junction adjacent to The Grand Union Canal dated 20 March 1998 made between (1) British Waterways Board and (2) Telewest Communications plc

SCHEDULE 3

Part B Details of Guarantees

1. Guarantee provided by Telewest Communications plc dated 17 April 2003 in respect of a lease of Valiant House, Manor Royal, Crawley, West Sussex dated 30 June 1997 and made between (1) The Standard Life Assurance Company and (2) Eurobell (Holdings) plc

2. Guarantee provided by Telewest Communications plc in respect of a lease of Unit 1, Thorncliffe Distribution Centre, Newton Chambers Link, Barnsley dated 25 July 2001 and made between (1) Tibbett & Britten Applied Limited and (2) Telewest Communications Group Limited

3. Guarantee provided by Telewest Communications plc in respect of a lease of Atlantic Pavilion, Albert Dock, Liverpool dated 25 January 2000 and made between (1) The Littlewoods Organisation plc and (2) Telewest Communications Group Limited

4. Guarantee provided by Telewest Communications plc in respect of a lease of Export House, Cawsey Way, Woking, Surrey dated 14 June 2002 and made between (1) West Bay Investments Limited and (2) Telewest Communications Group Limited

5. Guarantee provided by Telewest Communications plc dated 19 April 1996 in respect of a lease of Phase 40 Campus Way, Gillingham Business Park, Gillingham, Kent dated 30 August 1995 and made between (1) GECD (Gillingham) Limited and (2) United Artists Communications (South East) Limited

Part C Assignment of Leasehold Property and Substitution of TCN or Telewest

Limited for the Vendor in relation to the Guarantees

SCHEDULE 4

EXCLUDED ASSETS

1. The Vendor’s shareholdings in the following companies

Company	Number of shares
Telewest Jersey	2
New Telewest	1

2. Excluded TCN Receivable

3. any cash credited to the Designated Account in respect of the Expenses Fund in accordance with clause 8 of this Agreement

4. Trade Marks

5. Domain Names

6. Goodwill

SCHEDULE 5

REGISTERED RIGHTS

Part A

Part B

SCHEDULE 6

LIST OF ADVISERS

Professional advisers and/or service providers engaged in connection with the

Financial Restructuring for whose fees the Vendor is liable

SCHEDULE 7

APPORTIONMENT

374,776,689 shares in the capital of Telewest Communications Holdco Limited	£1

158,978,780 shares in the capital of Flextech Limited	£1

15,269,775,833 shares in the capital of TCN	£1

Leasehold Property	£1

Trade Marks listed in Schedule 5	£5,782

Debtors and Goodwill and other Business Assets	the remaining balance of the consideration

SCHEDULE 8

CONTRACTS TO BE NOVATED

Schedule of Contracts entered into by the Vendor which are to be novated

Part A

Contracts in respect of which novation agreements have been entered into

Part B

Contracts in respect of which novation agreements have not been entered into

SCHEDULE 9

EXCLUDED LIABILITIES

1.	Scheme Claims

2.	Vendor Shareholder and Bondholder Reorganisation Expenses

3.	Indemnified Liabilities to the extent paid pursuant to clauses 8.3(c) and (d) of this Agreement

4.	the following payables to subsidiaries amounting to a total of £[•]:

(a)	£[•] owed by the Vendor to Telewest Communications Holdings Limited;

(b)	£[•] owed by the Vendor to United Artists Investments Limited;

(c)	£[•] owed by the Vendor to Flextech Video Games Limited;

(d)	£[•] owed by the Vendor to Flextech Digital Broadcasting Limited;

(e)	£[•] owed by the Vendor to Flextech Communications Limited;

(f)	£[•] owed by the Vendor to Flextech Family Channel Limited; and

(g)	£[•] owed by the Vendor to Flextech (Travel Channel) Limited.

SCHEDULE 10

INTRA-GROUP LOANS

1. Loan of £[•] in respect of the unpaid consideration for the sale of Eurobell Limited [and a loan of £[•] (plus interest)] owed by the Vendor to Telewest Communications Holdco Limited (amounting to a total of £[•])

2. Loan of £[•] in respect of the unpaid consideration for the transfer of shares of Flextech Broadband Limited owed by the Vendor to Fleximedia Limited

3. Loan of £[•] in respect of the unpaid consideration for the transfers of shares in Cheltrading 283 Limited and Cheltrading 284 Limited and a loan of £[•] in respect of the unpaid consideration for the transfers of shares in Telewest Holdco Limited and TCN owed by the Vendor to Flextech Limited (amounting to a total of £[•])

SCHEDULE 11

FORM OF NOVATION AGREEMENT

[    ] 2004

DEED OF NOVATION

between

TELEWEST COMMUNICATIONS PLC

and

TELEWEST UK LIMITED

and

[Insert name of relevant counterparty]

THIS DEED is made on                      2004 between the following parties:

(1)	TELEWEST COMMUNICATIONS PLC a company incorporated in England and Wales (company number 2983307) whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (the Transferor);

(2)	TELEWEST UK LIMITED a company incorporated in England and Wales (company number 4925679) whose registered office is at Export House, as above (the Transferee); and

(3)	[Insert name of relevant counterparty] a company incorporated in England and Wales ([insert company number]) whose registered office is at Export House, as above (the Lender).

WHEREAS

(A) Reference is made to a debt of [•] as between the Transferor and the Lender (the Old Loan). The Old Loan is in respect of [insert description of the loan].

(B) The Transferor intends to enter into a scheme of arrangement with its creditors pursuant to section 425 of the Companies Act 1985 (the Scheme) and in connection with this to enter into an agreement to transfer its business (the Transfer Agreement). As part of the transfer of the Transferor’s business and with effect from and including the Completion Date (as defined below), the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under the Old Loan.

(C) The Transferor, the Transferee and the Lender have agreed to the novation of the Old Loan in order to terminate and replace the Old Loan with a new agreement between the Lender and the Transferee on identical terms, save that the Transferee shall be a party in place of the Transferor (the New Loan).

(D) The Transferor, Transferee and the Lender enter into this Deed to record the termination of the Old Loan and its replacement with the New Loan.

NOW THIS DEED WITNESSETH as follows:

1.	DEFINITIONS

1.1 In this Deed Completion Date shall mean the date on which the Transfer Agreement completes pursuant to clauses 4.1 to 4.3 of the Transfer Agreement.

1.2 The headings referred to in this Deed are for reference purposes only and shall not affect the meaning or construction of the clauses to which they relate.

2.	TRANSFER, RELEASE, DISCHARGE AND UNDERTAKINGS

With effect from and including the Completion Date:

2.1 the Old Loan including all accrued rights and liabilities under it already in existence as at that date, shall be terminated and shall be replaced by the New Loan,

which shall be on identical terms to the Old Loan save that the Transferee shall be a party in place of the Transferor;

2.2 the Transferee undertakes with the Lender to accept, observe, perform and discharge all its liabilities and obligations arising under the New Loan;

2.3 the Lender agrees to the substitution of the New Loan in place of the Old Loan and that the Transferee may exercise and enjoy all of its rights under the terms of the New Loan;

2.4 the Lender hereby releases and discharges the Transferor from all claims and demands by the Lender, and from each of the Transferor’s liabilities and obligations to the Lender under the Old Loan and accepts the identical liabilities and obligations to it of the Transferee in place of the Transferor under the New Loan; and

2.5 the Transferor hereby releases and discharges the Lender from all claims and demands by the Transferor, and from each of the Lender’s liabilities and obligations to the Transferor under the Old Loan.

3.	THIRD PARTIES

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

4.	COUNTERPARTS

This Deed may be executed by the parties hereto in any number of separate counterparts, each of which when executed and delivered shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same deed. No counterpart shall be effective until each party has executed at least one part or counterpart.

5.	GOVERNING LAW AND JURISDICTION

This Deed and the relationship between the parties shall be governed by, and construed in accordance with, the laws of England and the English courts shall have exclusive jurisdiction.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed by the parties hereto on the date first above written.

EXECUTED as a DEED by	)
TELEWEST COMMUNICATIONS PLC	)
acting by [NAME OF DIRECTOR]	)
and [NAME OF DIRECTOR OR SECRETARY]	)

_________________________________
Director

_________________________________
Director/Secretary

EXECUTED as a DEED by	)
TELEWEST UK LIMITED	)
acting by [NAME OF DIRECTOR]	)
and [NAME OF DIRECTOR OR SECRETARY]	)

_________________________________
Director

_________________________________
Director/Secretary

EXECUTED as a DEED by	)
[insert name of relevant counterparty]	)
acting by [NAME OF DIRECTOR]	)
and [NAME OF DIRECTOR OR SECRETARY]	)

_________________________________
Director

_________________________________
Director/Secretary

SCHEDULE 12

FORM OF NOTICE OF ASSIGNMENT

To:	Telewest Communications Networks Limited Export House Cawsey Way Woking Surrey GU21 6XQ

Copy:	Telewest UK Limited (the Assignee) Export House Cawsey Way Woking Surrey GU21 6XQ

From:	Telewest Communication Plc (the Assignor) Export House Cawsey Way Woking Surrey GU21 6XQ

Dated: [ ]

Dear Sirs

We refer to the transfer agreement dated [                          ] 2004 between the Assignor, Telewest Global, Inc, and Telewest UK Limited (the Transfer Agreement). Terms defined in the Transfer Agreement have the same meaning in this Notice.

We hereby give notice to you that, pursuant to the Transfer Agreement we have assigned absolutely all our rights, title, benefit and interest to the TCN Receivable amounting to £[•] to Telewest UK Limited.

Please acknowledge receipt of this notice by signing the attached copy of it and sending it to the Assignee.

Yours faithfully

for and on behalf of Telewest Communication Plc

Acknowledged for and on behalf of Telewest Communication Networks Limited

IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed by the parties hereto the day and year first before written.

EXECUTED as a DEED by	)
TELEWEST COMMUNICATIONS PLC	)
acting by [NAME OF DIRECTOR]	)
and [NAME OF DIRECTOR OR SECRETARY]	)

Director

Director/Secretary

EXECUTED as a DEED	)
on behalf of TELEWEST GLOBAL, INC.,	)
a company organised under the laws of Delaware	)
by [ ] and [ ], being [a] person[s] who	)
in accordance with the laws of that territory,	)
[is or are] acting under the authority of	)
TELEWEST GLOBAL, INC.	)

EXECUTED as a DEED by	)
TELEWEST UK LIMITED	)
acting by [NAME OF DIRECTOR]	)
and [NAME OF DIRECTOR OR SECRETARY]	)

Director

Director/Secretary